EXHIBIT 99.1
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                        [PRIVATEBANCORP, INC. LETTERHEAD]

                                                         For further information
                                                                         Contact
                                                                Ralph B. Mandell
                                                            PrivateBancorp, Inc.
                                                                    312-683-7100
FOR IMMEDIATE RELEASE:

                         WILLIAM LANGLEY TO RETIRE FROM
                        PRIVATEBANCORP BOARD OF DIRECTORS
                            Was Co-Founder of Company


         Chicago, IL, Feb. 28, 2005 --- PrivateBancorp, Inc. (NASDAQ:PVTB) announced today that William R. Langley, 64, a co-founder of PrivateBancorp, Inc., has chosen not to stand for reelection to the Company's board of directors when his term expires in April, 2005, reducing the board to 16 members.

         Mr. Langley cited a non-life threatening medical condition as the reason not to be slated for a new term. However, Mr. Langley intends to remain a shareholder of PrivateBancorp, Inc.

         Ralph B. Mandell, PrivateBancorp's Chairman, President and Chief Executive Officer, who in 1989, along with Mr. Langley, co-founded PrivateBancorp and The PrivateBank and Trust Company, said Mr. Langley's vision, dedication and banking industry knowledge, will be missed. "Since our founding, Bill has been a valued partner, outstanding leader and excellent Board member whose counsel I regularly seek. Bill believes in strong, active director involvement, which he has exhibited since the first board meeting in 1989. Now that he is finding it more difficult to travel from his Florida home, he has decided it best not to be slated for another term. In recognition of all that Bill has contributed to our Company and its shareholders, it is the intention of the Board to elect Bill director emeritus at our April meeting" said Mandell.

         Prior to the formation of PrivateBancorp, Mr. Langley had served as chief executive officer of First United Financial Services, Inc. from 1985 to 1987, and as chairman from 1987 to 1989. First United, a company that was traded on the NASDAQ National Market, was sold to First Chicago Corporation in 1987. Prior to that, he had also served as chairman and president of Oak Park Trust & Savings Bank, a subsidiary of First United, where he had been employed since 1965.

         PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely held businesses and commercial real estate investors. The Company operates two banking subsidiaries, The PrivateBank and Trust Company and The PrivateBank - St. Louis, and a mortgage company, The PrivateBank Mortgage Company. The PrivateBank and Trust Company subsidiary has a controlling interest in a Chicago-based investment advisor, Lodestar Investment Counsel, LLC. The Company, which had assets of $2.6 billion at December 31, 2004, currently has banking offices in downtown Chicago, Chicago's Gold Coast, Wilmette, Oak Brook, St. Charles, Lake Forest, Winnetka, and Geneva, Illinois, and in St. Louis, Missouri and Milwaukee, Wisconsin.

         Addition information can be found in the Investor Relations section of PrivateBancorp, Inc.'s website at www.pvtb.com.